ROBERT C. GALVIN

                         EMPLOYMENT AGREEMENT

     THIS AGREEMENT made as of the 15th day of December, 1998, by and between Nine West Group Inc. (the "Company") and Robert C. Galvin (the "Executive").

     WHEREAS, the Executive has been employed by the Company as its Executive Vice President, Chief Financial Officer and Treasurer pursuant to an employment agreement dated as of October 19, 1998 (the "Prior Agreement");

     WHEREAS, the Company desires to provide for the continued employment of the Executive on terms competitive with those of other corporations, and the Executive is willing to rededicate himself and continue to serve the Company;

     WHEREAS, the Board of Directors of the Company (the "Board") recognizes that the possibility of a Change of Control (as defined herein) exists and that the threat or the occurrence of a Change of Control can result in significant distraction of the Company's key management personnel because of the uncertainties inherent in such a situation;

     WHEREAS, the Board has determined that it is essential and in the best interest of the Company and its stockholders for the Company to retain the services of the Executive in the event of a threat or occurrence of a Change of Control and to ensure the Executive's continued dedication and efforts in such event without undue concern for the Executive's personal financial and employment security; and

     WHEREAS, in order to induce the Executive to remain in the employ of the Company, particularly in the event of a threat or the occurrence of a Change of Control, the Company desires to enter into this Agreement with the Executive.

     NOW, THEREFORE, in consideration of the respective agreements of the parties contained herein, it is agreed as follows:

     1.     TERM.

          The Company shall employ the Executive for a period commencing as of December 15, 1998 and ending as of December 31, 2003, as renewed in accordance with the following sentence (the "Employment Period"). Thereafter, the Executive's employment with the Company will continue, and this Agreement will be automatically renewed, for successive two (2)-year terms, unless either party to this Agreement advises the other in writing, at least 180 days prior to the expiration of the initial Employment Period or any renewal term, that such party does not wish to renew. The Executive's employment may be terminated by the Company prior to the expiration of the Employment Period only for Cause (as defined herein) or by reason of the Executive's Disability (as defined herein), in which event no further payments shall be made to the Executive following such termination except amounts due and owing as of such date, and except as otherwise provided in Section 10.2 (a) of this Agreement in the event of Disability. The Executive's employment under this Agreement and his rights to compensation hereunder shall be deemed to cease as of the date of the Executive's death, except amounts due and owing as of such date and except as otherwise provided in Section 10.2 (a) of this Agreement. In the event the Executive's employment with the Company terminates prior to a Change of Control (as defined herein) either because his employment is terminated by the Company without Cause (as defined herein) or the Executive terminates his employment with the Company for Good Reason (as defined herein, except without regard, for purposes of this Section 1, to the fact that termination occurred prior to a Change of Control), the Executive shall be entitled to the sum of (A) all Accrued Compensation and a Pro Rata Bonus (as defined herein) and (B) two times the Executive's Base Amount (as defined herein, except with annual base salary being determined at the time of the termination of employment rather than with respect to a Change of Control) and two times the Executive's target bonus of 75% as contemplated in Section 3 (b) of this Agreement and shall also be entitled to the benefits referred to in
Section 10.2 (b)(3), (4), (5) and (6) (without regard to the fact that no Change of Control has occurred) on the following basis: the benefits referred to in such sections shall continue as though, or be calculated as though, as the case may be, the period referred to in each such section was twenty four
(24) months rather than thirty six (36) months (or, in the case of Section
10.2 (b)(4), with reference to two (2) complete years of credited service rather than three (3) complete years of credited service.

     2.     DUTIES.

          (a) The Executive shall render services to the Company on a full-time basis as its Executive Vice President, Chief Financial Officer and Treasurer. The Executive's services shall be rendered in accordance with such rules and instructions as the Company shall establish from time to time.

          (b) In the event that the Executive's duties, position or title undergo changes in the course of his employment with the Company in ways not expressly provided for in this Agreement, such changes shall not constitute a rescission of this Agreement, or of any other terms hereof, and the Agreement shall remain in full force and effect as to all terms not affected by such changes; PROVIDED, HOWEVER, that any such new duties, position or title shall be consistent with the Executive's current status and shall further be consistent with Section 21.9(a)(1).

     3.     COMPENSATION.

          (a) SALARY. The Executive's base salary will be $450,000 per annum, with such salary increased annually, commencing on or about May 1, 1999, by an amount at least equal to five percent (5%) or, if greater, the Cost-of-Living Factor multiplied by the Executive's then current salary. The Cost-of-Living Factor shall be a fraction (i) the numerator of which will be the Cost-of-Living Index at September 1 of the twelve (12)-month period immediately preceding the term for which the salary adjustment is being computed and (ii) the denominator of which will be the Cost-of-Living Index at September 1 in the twelve (12)-month period immediately preceding such twelve
(12)-month period. The Cost-of-Living Index for purposes of this calculation will be the Consumer Price Index for all Urban Consumers, New York - Northern New Jersey - Long Island, NY-NJ-CT (1982-84 = 100), published by the Bureau of Labor Statistics, or if such Index shall cease to be published, then the Cost-of-Living Index shall be such fair equivalent index as the Company and the Executive select.

          (b) BONUS. The Executive shall be entitled to an annual bonus in accordance with the Incentive Plan (as defined herein) with a target level of 75%.
          (c) CAR ALLOWANCE. The Executive shall receive a car allowance of $15,000 per annum, payable in accordance with the Company's usual practice for such an allowance.

          (d) VACATION. The Executive shall receive four (4) weeks of paid vacation each year during the term hereof. The Executive shall be paid an amount in cash equal to the value of any vacation time remaining unused at the end of a given year during the term of this Agreement.

     4.     BENEFITS AND EXPENSES.

          (a) FRINGE BENEFITS. The Executive shall be eligible to participate in such medical and dental programs and other fringe benefits as the Company provides to other similarly situated employees.

          (b) EXPENSES. The Company will pay or reimburse all reasonable business expenses incurred by the Executive with respect to work performed by the Executive outside or inside the United States on our behalf. The Executive will promptly submit invoices or vouchers to us for all expenses incurred by the Executive or paid with Company credit cards.

     5.     NON-COMPETITION PAYMENT.

          (a) NONRENEWAL BY EMPLOYEE. If this Agreement expires pursuant to Section 1 hereof because the Executive elects not to renew this Agreement as of or, if applicable, as of the day immediately following the last day of any renewal term, then, except as provided otherwise in this Section 5, in consideration of the Executive's covenant not to compete set forth in Section 6 of this Agreement, the Company will pay the Executive a non-competition payment equal to his then current annual salary plus the amount of bonus paid to him with respect to the immediately preceding fiscal year (the "Non-Competition Payment"). The Non-Competition Payment shall be payable in twelve (12) equal monthly installments on the last day of each month beginning with the month immediately following nonrenewal of this Agreement, and the Executive shall not be required to seek or accept other employment while receiving such payment; PROVIDED, HOWEVER, that the Company may, in connection with such nonrenewal, elect at such time to release the Executive from the covenant not to compete, and the Company will thereupon be relieved of the obligation to make the Non-Competition Payment provided in this Section 5(a).

          (b) NONRENEWAL BY THE COMPANY. If this Agreement expires pursuant to Section 1 hereof because the Company elects not to renew this Agreement or, if applicable, as of the day immediately following the last day of any renewal term, then, except as provided otherwise in this Section 5, in consideration of the Executive's covenant not to compete set forth in Section 6 of this Agreement, the Company will pay the Executive the Non-Competition Payment. The Non-Competition Payment shall be payable in twelve (12) equal monthly installments on the last day of each month beginning with the month immediately following nonrenewal of this Agreement, and the Executive shall not be required to seek or accept other employment while receiving such payment; PROVIDED, HOWEVER, that the Executive may elect to be released from the covenant not to compete, and if the Executive accepts employment with a competitor (defined with reference to Section 6.1 of this Agreement) of the Company at any time when Non-Competition Payments are being made under this
Section 5(b), the Company's obligation with respect to any further Non-Competition Payments shall cease.

     6.     COVENANTS OF THE EXECUTIVE

     6.1.     NON-COMPETITION AND NON-SOLICITATION

          The Executive acknowledges and recognizes (i) the highly competitive nature of the business of the Company, (ii) the importance to the Company of the Confidential Business Information and Trade Secrets (as defined herein) to which the Executive will have access, (iii) the importance to the Company of the knowledge and experience possessed by it relating to sources of supply of footwear and accessories in Brazil, China, Europe, Hong Kong, Taiwan, Korea, Mexico and the United States, and its relationships with such sources of supply, developed by it or its predecessors over many years, and (iv) the position of responsibility which the Executive will hold with the Company. Accordingly, the Executive agrees that during the Non-Compete Period (as defined herein), the Executive will not, directly or indirectly, (x) engage in the business activities engaged in by the Company on the date hereof and during the Executive's employment, such business activities being manufacturing, selling, producing, marketing, distributing, designing, line building and otherwise dealing in women's footwear and accessories, of the types in which the Company does business as of the date of such cessation of employment, and produced in Brazil, China, Europe, Hong Kong, Taiwan, Korea, Mexico or the United States, in any State of the United States in which the Company is then doing business, the District of Columbia, and any other country in which the Company is then doing business, whether such other engagement is as an officer, director, employee, proprietor, consultant, independent contractor, partner, advisor, agent or investor (other than as a passive investor in less than 5% of the outstanding capital stock of a publicly traded corporation); (y) assist other persons or businesses in engaging in any business activities prohibited under clause (x); or (z) induce any employees of the Company to engage in any such activities or to terminate their employment or hire or attempt to hire any employees of the Company. Notwithstanding anything in this Section 6.1 to the contrary, nothing shall prohibit the Executive from engaging in the business activities otherwise herein proscribed to the extent that the business activities are performed for an organization that derives forty percent (40%) or less of its consolidated gross revenues from the manufacture, sale, production, marketing or distribution of women's footwear. In no event shall the non-competition provisions of this Section 6.1 be deemed to apply to business activities relating to accessories produced and sold by licensees of the Company under prevailing license agreements with the Company unless the Company is itself also producing such merchandise.

          6.2.     APPLICATION AND PERIOD.

          (a) Before a Change of Control, and except as provided in Section 5 hereof, Section 6.1 shall apply ONLY if (i) the Company terminates the Executive's employment for Cause or (ii) the Executive voluntarily terminates his employment without Good Reason, as contemplated by Section 1 of this Agreement.

          (b) Following a Change of Control, Section 6.1 shall apply ONLY if
(i) the Company terminates the Executive's employment for Cause, (ii) the Executive voluntarily terminates his employment without Good Reason (as defined herein) or (iii) the employment of the Executive is terminated and such termination results in payments to the Executive under Section 10.2(b) hereof.

          (c) The "Non-Compete Period" shall mean (i) the Employment Period plus a one (1) year term following nonrenewal of this Agreement under the circumstances described in Section 5(a) or 5(b), or (ii) a period of one (1) year following the termination of the Executive's employment with the Company under any other circumstances where the covenant not to compete applies under this Section 6.2.

     6.3.     NON-PUBLICATION.

     During the Non-Compete Period, neither the Executive nor the Company shall publish any statement or make any statement (under circumstances reasonably likely to become public) critical of the other or in any way adversely affecting or otherwise maligning the reputation of the other or its customers, suppliers, agents or subcontractors. In particular and without limitation of the foregoing, the Executive shall not, in any circumstance likely to become public, discourage any person, firm, partnership, corporation, trust or any other entity or third party from selling any business or assets to the Company, entering into any joint venture or other business relationship with the Company, or investing in the Company. Any statements made by either party in connection with legal, administrative or arbitration proceedings, or that are required to be made by the Executive pursuant to applicable law, shall not be prohibited by this Section 6.3.

     7.     CONFIDENTIALITY.

          (a) The Executive acknowledges that the Company is engaged in the highly competitive business of designing, developing, manufacturing, marketing and selling footwear and accessories. The Company's involvement in this business has required and continues to require the expenditure of substantial amounts of money and the use of skills developed over considerable time. As a result of these investments of money, skill and time, the Company has developed and will continue to develop certain valuable trade secrets and confidential business information that are peculiar to the Company's business and the disclosure of which would cause the Company great and irreparable harm. The Executive acknowledges that, during the course of his employment by the Company, he will receive and/or have access to "Trade Secrets" and/or "Confidential Business Information" (as defined herein), and that, had the Executive not had the opportunity to work at the Company, he would not have become privy to such information.

          (b) The term "Trade Secrets" means any technical or financial information, design, process, procedure, formula or improvement that is valuable and not generally known to the Company's competitors. To the fullest extent consistent with the foregoing, Trade Secrets shall include, without limitation, all information and documentation, whether or not subject to copyright, pertaining to product developments, methods of operation, cost and pricing structures, and other private, confidential business matters.

          (c) The term "Confidential Business Information" means any data or information and documentation, other than Trade Secrets, which is valuable to the Company and not generally known to the public, including but not limited to:

          i. Financial information, including but not limited to earnings, assets, debts, prices, cost information, sales and profit projections or other financial data;

          ii. Marketing information, including but not limited to details about ongoing or proposed marketing programs or agreements by or on behalf of the Company, marketing forecasts, results of marketing efforts or information about impending transactions;

          iii. Product information, including but not limited to development plans, designs, and product costs; and

          iv. Product source and customer information, including but not limited to any data regarding actual or potential supply sources, agency agreements or arrangements and actual or potential customers.

          (d) The Executive agrees that, except as required to fulfill his obligations during the course of his employment, he will not, during his employment with the Company or after such employment has ceased, directly or indirectly use, disclose or disseminate to any other person, organization or entity or otherwise employ any Trade Secrets or Confidential Business Information. Nothing in this paragraph shall preclude the Executive from disclosing or using Trade Secrets or Confidential Business Information if (i) the Trade Secrets or Confidential Business Information have become generally known, at the time the Trade Secrets or Confidential Business Information are used or disclosed, to the public or to competitors of the Company except through or as a result of the Executive's act or omission; or (ii) the disclosure of the Trade Secrets or Confidential Business Information is required to be made by any law, regulation, governmental body or authority, or court order, provided that the Executive will give the Company prompt written notice of such requirement so that the Company may seek an appropriate protective order or similar remedy. The Executive agrees to deliver to the Company all computer files and tapes, books, records and documents (whether maintained in paper, electronic or any other medium) relating to or bearing upon any Trade Secrets or Confidential Business Information, upon the cessation of his employment, and the Executive agrees not to retain any copies or extracts thereof. Notwithstanding the foregoing, the Executive shall be entitled to retain such records as may be reasonably necessary for personal tax or legal compliance or planning.

          (e) It is expressly understood and agreed that, although the Executive and the Company consider the restrictions contained in Section 6 and this Section 7 to be reasonable, if a final judicial determination is made by a court having jurisdiction that the time or territory or any other restriction contained in Section 6 or this Section 7 is an unreasonable or an otherwise unenforceable restriction, it is the intention of the parties that the provisions of Section 6 and this Section 7 shall not be rendered void, but such court shall reduce the duration, area or activity covered by such provision and, in its reduced form, such provision shall then be enforceable and shall be enforced.

     8.     INJUNCTIVE RELIEF.

          The covenants set forth in Sections 6 and 7 are independent and shall be enforceable by a court of equity through the granting of a temporary restraining order, preliminary injunction and/or permanent injunction. In the event of a breach of Section 6 or Section 7 of this Agreement, the Executive consents to the entry of an injunction. Such equitable enforcement shall be in addition to and shall not prejudice the right of the Company to an appropriate monetary award.

     9.     REPRESENTATION AND WARRANTY.

          The Executive hereby represents and warrants to the Company that his entering into this Agreement will not result in the breach of, or constitute a violation of, any agreement, order or decree by which the Executive is bound, and that the Executive is not subject to any agreement, restriction or covenant, whether written or oral, which restricts his ability to enter into this Agreement or to perform his duties as set forth herein.

     10.     CHANGE OF CONTROL PROVISIONS.

     10.1. TERM OF PROVISIONS. The provisions of this Section 10 shall take effect as of date of this Agreement, and shall continue in effect until December 31, 2001 (the "Change of Control Term"); PROVIDED, HOWEVER, that if the Company gives written notice to the Executive on or before January 1, 2000, and on or before each January 1 thereafter, that it wishes to extend the Change of Control Term for one (1) year beyond the date on which it would otherwise expire, the Change of Control Term shall be so extended; PROVIDED, FURTHER, HOWEVER, that following the occurrence of a Change of Control, the Change of Control Term shall not expire prior to the expiration of thirty-six
(36) months after such occurrence.

     10.2. TERMINATION OF EMPLOYMENT. If, during the Change of Control Term, the Executive's employment with the Company shall be terminated on a date that falls within the thirty-six (36) month period following a Change of Control, the Executive shall be entitled to the following compensation and benefits:

          (a) If the Executive's employment with the Company shall be terminated (1) by the Company for Cause or (2) by the Executive other than for Good Reason, the Company shall pay to the Executive his Accrued Compensation (as defined herein). If the Executive's employment with the Company shall be terminated by the Company by reason of the Executive's Disability or death, the Company shall pay to the Executive (or, in the event of death, his estate) an amount equal to the Base Amount plus the amount of bonus paid to him with respect to the immediately preceding fiscal year.

          (b) If the Executive's employment with the Company shall be terminated for any reason other than as specified in Section 10.2(a), the Executive shall be entitled to the following:

               (1) the Company shall pay the Executive all Accrued Compensation and a Pro Rata Bonus (as defined herein); provided, however, that notwithstanding the definition of Pro Rata Bonus set forth in Section 21.12 of this Agreement, "Pro Rata Bonus" for purposes of this Section 10.2 (b) (1) shall be calculated as though the Bonus Amount (as defined herein) was 75% of the Executive's Base Amount (as defined herein).

               (2) the Company shall pay the Executive as severance pay and in lieu of any further compensation for periods subsequent to the Termination Date (as defined herein) an amount equal to the sum of (A) three
(3) times the Executive's Base Amount (as defined herein) and (B) three (3) times the Executive's Bonus Amount (as defined herein);

               (3) for thirty-six (36) months following the Executive's Termination Date (the "Continuation Period"), the Company shall continue on behalf of the Executive and his dependents and beneficiaries the life insurance, disability, medical, dental, prescription drug and hospitalization coverages and benefits provided to the Executive immediately prior to the Change of Control or, if greater, the coverages and benefits provided at any time thereafter. The coverages and benefits (including deductibles and costs to the Executive) provided in this Section 10.2(b)(3) during the Continuation Period shall be no less favorable to the Executive and his dependents and beneficiaries than the most favorable of such coverages and benefits referred to above. The Company's obligation hereunder with respect to the foregoing coverages and benefits shall be reduced to the extent that the Executive obtains any such coverages and benefits pursuant to a subsequent employer's benefit plans, in which case the Company may reduce any of the coverages or benefits it is required to provide the Executive hereunder so long as the aggregate coverages and benefits (including deductibles and costs to the Executive) of the combined benefit plans is no less favorable to the Executive than the coverages and benefits required to be provided hereunder. This
Section 10.2(b)(3) shall not be interpreted so as to limit any benefits to which the Executive, his dependents or beneficiaries may be entitled under any of the Company's employee benefit plans, programs or practices following the Executive's termination of employment, including but not limited to retiree medical and life insurance benefits;

               (4) the Company shall pay in a single payment an amount in cash equal to the excess of (A) the Supplemental Retirement Benefit (as defined herein) had (w) the Executive remained employed by the Company for an additional three (3) complete years of credited service under each supplemental and other retirement plan in which the Executive was a participant on the Termination Date (or until his 65th birthday, if earlier),
(x) his annual compensation during such period been equal to his Base Amount and the Bonus Amount, (y) the Company made employer contributions to each defined contribution plan in which the Executive was a participant on the Termination Date (in an amount equal to the amount of such contribution for the plan year ending immediately preceding the Termination Date) and (z) the Executive become fully (100%) vested in his benefit under each supplemental and other retirement plan in which the Executive was a participant on the Termination Date, over (B) the lump sum actuarial equivalent of the aggregate retirement benefit the Executive is actually entitled to receive under such supplemental and other retirement plans. For purposes of this Section 10.2(b)(4), "Supplemental Retirement Benefit" shall mean the lump sum actuarial equivalent of the aggregate retirement benefit the Executive would have been entitled to receive under the Company's supplemental and other retirement plans including but not limited to The Pension Plan for Associates of Nine West Group Inc. (the "Pension Plan"). For purposes of this Section 10.2(b)(4), the "actuarial equivalent" shall be determined in accordance with the actuarial assumptions used for the calculation of benefits under the Pension Plan as applied prior to the Termination Date in accordance with the Pension Plan's past practices;

               (5) the Company shall pay the Executive a lump sum in cash equal to the present value (determined using a discount rate equal to one hundred twenty percent (120%) of the applicable mid-term Federal rate determined pursuant to Section 1274(d) of the Code (as defined herein), compounded semiannually) of thirty-six (36) monthly payments, each of which payments is equal to the monthly automobile allowance payable by the Company in respect of the Executive immediately prior to the Termination Date; and

               (6) for thirty-six (36) months following the Executive's Termination Date, the Company shall continue to pay the Company portion of premiums under the split-dollar life insurance policy maintained in respect of the Executive.

          (c)     The amounts provided for in Sections 10.2(a) and 10.2(b)(1),
(2), (4) and (5) shall be paid in a single lump sum cash payment within ten
(10) days after the Executive's Termination Date (or earlier, if required by applicable law).

          (d) Upon the occurrence of a Change of Control, all options held by the Executive on the date of the Change of Control shall vest and become immediately exercisable and all restrictions on shares of restricted stock shall lapse; PROVIDED, HOWEVER, such accelerated vesting and/or lapse of restrictions shall not be applicable if its implementation would preclude the application of pooling-of-interests accounting treatment to a transaction for which such treatment is to be adopted by the Company and which has been approved by the Board of Directors, and the holders of options and restricted stock shall not be entitled to any accelerated vesting in such event.

          (e)     The severance pay and benefits provided for in this Section
10.2 shall be in lieu of any other pay to which the Executive may be entitled under this Agreement or any other severance or employment agreement with the Company; PROVIDED, HOWEVER, that the Executive shall receive compensation or benefits other than as provided herein to the extent that the Executive is entitled to receive such compensation or other benefits at the time of his termination, determined in accordance with the employee benefit plans of the Company and other applicable agreements, programs and practices as in effect from time to time.

          (f) If the Executive's employment is terminated by the Company without Cause prior to the date of a Change of Control but the Executive reasonably demonstrates that such termination (1) was at the request of a third party who has indicated an intention or taken steps reasonably calculated to effect a Change of Control (a "Third Party") and who effectuates a Change of Control or (2) otherwise arose in connection with, or in anticipation of, a Change of Control which has been threatened or proposed and which actually occurs, such termination shall be deemed to have occurred after a Change of Control, it being agreed that any such action taken following shareholder approval of a transaction which if consummated would constitute a Change of Control, shall be deemed to be in anticipation of a Change of Control provided such transaction is actually consummated.

     10.3     EFFECT OF SECTION 280G OF THE INTERNAL REVENUE CODE.

          (a) Notwithstanding any other provision of this Agreement to the contrary, and except as provided in Section 10.3(b), to the extent that any payment or distribution of any type to or for the benefit of the Executive by the Company, any Person who acquires ownership or effective control of the Company or ownership of a substantial portion of the Company's assets (within the meaning of Section 280G of the Internal Revenue Code of 1986, as amended (the "Code"), and the regulations thereunder), or any Affiliate of such Person, whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise (the "Total Payments"), is or will be subject to the excise tax imposed under Section 4999 of the Code (the "Excise Tax"), then the Total Payments shall be reduced (but not less than zero) if and to the extent that a reduction in the Total Payments would result in the Executive retaining a larger amount, on an after-tax basis (taking into account federal, state and local income taxes and the Excise Tax), than if the Executive received the entire amount of such Total Payments. Unless the Executive shall have given prior written notice specifying a different order to the Company to effectuate the foregoing, the Company shall reduce or eliminate the Total Payments, by first reducing or eliminating the portion of the Total Payments which are not payable in cash and then by reducing or eliminating cash payments, in each case in reverse order beginning with payments or benefits which are to be paid the farthest in time from the Determination (as defined herein). Any notice given by the Executive pursuant to the preceding sentence shall take precedence over the provisions of any other plan, arrangement or agreement governing the Executive's rights and entitlements to any benefits or compensation.

          (b) If the reduction of the Payments as provided in Section 10.3(a) would exceed $25,000, Section 10.3(a) shall not apply and the Executive shall be entitled to receive an additional payment (a "Gross-Up Payment") in an amount such that after payment by the Executive of all taxes (including any interest or penalties imposed with respect to such taxes), including any Excise Tax, imposed upon the Gross-Up Payment, the Executive retains an amount of the Gross-Up Payment equal to the Excise Tax imposed upon the Total Payments.

          (c) The determination of whether the Payments shall be reduced pursuant to this Section 10.3 and the amount of such reduction, and the determination of whether a Gross-Up Payment is payable, shall be made at the Company's expense, by an accounting firm selected by the Company which is one of the five (5) largest accounting firms in the United States (the "Accounting Firm"). The Accounting Firm shall provide its determination (the "Determination"), together with detailed supporting calculations and documentation to the Company and the Executive within ten (10) days of the Termination Date, if applicable, or such other time as requested by the Company or by the Executive (provided the Executive reasonably believes that any of the Payments may be subject to the Excise Tax), and if the Accounting Firm determines that no Excise Tax is payable by the Executive with respect to the Payments, it shall furnish the Executive with an opinion reasonably acceptable to the Executive that no Excise Tax will be imposed with respect to any such Payments. The Determination shall be binding, final and conclusive upon the Company and the Executive.

          (d) If a Gross-Up Payment is determined to be payable, it shall be paid to the Executive within twenty (20) days after the Determination (and all accompanying calculations and other material supporting the Determination) is delivered to the Company by the Accounting Firm. Any determination by the Accounting Firm shall be binding upon the Company and the Executive, absent manifest error. As a result of uncertainty in the application of Section 4999 of the Code at the time of the initial determination by the Accounting Firm hereunder, it is possible that Gross-Up Payments not made by the Company should have been made ("Underpayment"), or that Gross-Up Payments will have been made by the Company which should not have been made ("Overpayments"). In either such event, the Accounting Firm shall determine the amount of the Underpayment or Overpayment that has occurred. In the case of an Underpayment, the amount of such Underpayment (including any applicable interest and penalties) shall be promptly paid by the Company to or for the benefit of the Executive. In the case of an Overpayment, the Executive shall, at the direction and expense of the Company, take such steps as are reasonably necessary (including the filing of returns and claims for refund), follow reasonable instructions from, and procedures established by, the Company, and otherwise reasonably cooperate with the Company to correct such Overpayment, PROVIDED, HOWEVER, that (i) the Executive shall not in any event be obligated to return to the Company an amount greater than the net after-tax portion of the Overpayment that he has retained or has recovered as a refund from the applicable taxing authorities and (ii) if a Gross-Up Payment is determined to be payable, this provision shall be interpreted in a manner consistent with an intent to make the Executive whole, on an after-tax basis, from the application of the Excise Tax, it being understood that the correction of an Overpayment may result in the Executive repaying to the Company an amount which is less than the Overpayment. The cost of all such determinations made pursuant to this Section 10.3 shall be paid by the Company.

     11. NOTICE OF TERMINATION. Any intended termination of the Executive's employment by the Company shall be communicated by a Notice of Termination from the Company to the Executive, and any intended termination of the Executive's employment following a Change of Control by the Executive for Good Reason shall be communicated by a Notice of Termination from the Executive to the Company.

     12. FEES AND EXPENSES. The Company shall pay, as incurred, all legal fees and related expenses (including the costs of experts, evidence and counsel) that the Executive may incur as a result of or in connection with (a) the Executive's contesting, defending or disputing the basis for the termination of the Executive's employment, (b) the Executive's hearing before the Board of Directors of the Company as contemplated in Section 21.5 of this Agreement or (c) the Executive seeking to obtain or enforce any right or benefit provided by Section 10 of this Agreement or by any other plan or arrangement maintained by the Company under which the Executive is or may be entitled to receive benefits; PROVIDED THAT, with respect to (a), (b) and (c), the legal fees and expenses relate to the Executive's assertion of his rights under Section 10 of this Agreement; PROVIDED FURTHER, that, in the case of
(a), (b) and (c), the Company shall not be required to pay the Executive's legal fees and related expenses if it is finally determined by the final judgment, order or decree of a court of competent jurisdiction (the time for appeal therefrom having expired and no appeal having been taken) that the Executive's claims are frivolous.

     13. NOTICE. For the purposes of this Agreement, notices and all other communications provided for in the Agreement (including any Notice of Termination) shall be in writing, shall be signed by the Executive if to the Company or by a duly authorized officer of the Company if to the Executive, and shall be deemed to have been duly given when personally delivered or sent by certified mail, return receipt requested, postage prepaid, addressed to the respective addresses last given by each party to the other, provided that all notices to the Company shall be directed to the attention of the Board with a copy to the Secretary of the Company. All notices and communications shall be deemed to have been received on the date of delivery thereof or on the third business day after the mailing thereof (whichever is earlier), except that notice of change of address shall be effective only upon receipt.

     14. NON-EXCLUSIVITY OF RIGHTS. Nothing in this Agreement shall prevent or limit the Executive's continuing or future participation in any benefit, bonus, incentive or other plan or program provided by the Company and for which the Executive may qualify, nor shall anything herein limit or reduce such rights as the Executive may have under any other agreements with the Company, except as explicitly provided herein. Amounts which are vested benefits or which the Executive is otherwise entitled to receive under any plan or program of the Company shall be payable in accordance with such plan or program, except as explicitly modified by this Agreement.

     15. (a) FULL SETTLEMENT. The Company's obligation to make the payments provided for in this Agreement and otherwise to perform its obligations hereunder shall not be affected by any circumstances, including but not limited to any set-off, counterclaim, defense, recoupment, or other claim, right or action which the Company may have against the Executive or others.

          (b) NO MITIGATION. The Executive shall not be required to mitigate the amount of any payment provided for in this Agreement by seeking other employment or otherwise and no such payment shall be offset or reduced by the amount of any compensation or benefits provided to the Executive in any subsequent employment except as provided in Sections 5(c) and 10.2(b)(3).

     16. MISCELLANEOUS. No provision of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing and signed by the Executive and the Company. No waiver by any party hereto at any time of any breach by any other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. No agreement or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by any party which are not expressly set forth in this Agreement.

     17.     SUCCESSORS; BINDING AGREEMENT.

          (a) This Agreement shall be binding upon and shall inure to the benefit of the Company. The Company shall require its Successors and Assigns, by agreement in form and substance reasonably satisfactory to the Executive, to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession or assignment had taken place.

          (b) Neither this Agreement nor any right or interest hereunder shall be assignable or transferable by the Executive, his beneficiaries or legal representatives, except by will or by the laws of descent and distribution. This Agreement shall inure to the benefit of and be enforceable by the Executive's legal personal representative.

     18. GOVERNING LAW. This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of New York without giving effect to the conflict of laws principles thereof. Any action brought by any party to this Agreement shall be brought and maintained in a court of competent jurisdiction in New York County in the State of New York.

     19. SEVERABILITY. The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof.

     20. ENTIRE AGREEMENT. This Agreement constitutes the entire agreement between the parties hereto, and supersedes all prior agreements, including but not limited to the Prior Agreement, understandings and arrangements, oral or written, between the parties hereto, with respect to the subject matter hereof.


     21.     DEFINITIONS.

          21.1. ACCRUED COMPENSATION. For purposes of this Agreement, "Accrued Compensation" shall mean all amounts of compensation for services rendered to the Company that have been earned or accrued through the Termination Date but that have not been paid as of the Termination Date including, without limitation (a) base salary, (b) reimbursement for reasonable and necessary business expenses incurred by the Executive on behalf of the Company during the period ending on the Termination Date and (c) vacation pay.

          21.2. AFFILIATE. For purposes of this Agreement, "Affiliate" means, with respect to any Person, any other Person directly or indirectly controlled by, controlling or under common control with such Person.

          21.3. BASE AMOUNT. For purposes of this Agreement, "Base Amount" shall mean the Executive's annual base salary at the rate in effect as of the date of a Change of Control or, if greater, at any time thereafter, determined without regard to any salary reduction or deferred compensation elections made by the Executive.

          21.4. BONUS AMOUNT. For purposes of this Agreement, "Bonus Amount" shall mean 50% of the Executive's Base Amount.

          21.5. CAUSE. For purposes of this Agreement, a termination of employment is for "Cause" if the Executive

               (a) has been convicted of a felony (including a plea of nolo contendere), the time for appeal of which has elapsed;

               (b) intentionally and continually failed substantially to perform his reasonably assigned duties with the Company (other than a failure resulting from the Executive's incapacity due to physical or mental illness or from the assignment to the Executive of duties that would constitute Good Reason) which failure continued for a period of at least thirty (30) days after a written notice of demand for substantial performance, signed by a duly authorized officer of the Company, has been delivered to the Executive specifying the manner in which the Executive has failed substantially to perform; or

               (c) intentionally engaged in illegal conduct or willful misconduct which is demonstrably and materially injurious to the Company.

For purposes of this Agreement, no act, nor failure to act, on the Executive's part, shall be considered "intentional" unless the Executive has acted, or failed to act, with a lack of good faith and with a lack of reasonable belief that the Executive's action or failure to act was in the best interest of the Company. Any act, or failure to act, based upon authority given pursuant to a resolution duly adopted by the Board or upon the instructions of the Company's Chairman of the Board, Chief Executive Officer or a senior officer of the Company or based upon the advice of counsel for the Company shall be conclusively presumed to be done, or omitted to be done, by the Executive in good faith and in the best interests of the Company. The termination of employment of the Executive shall not be deemed to be for Cause pursuant to subparagraph (b) or (c) above unless and until there shall have been delivered to the Executive a copy of a resolution duly adopted by the affirmative vote of not less than three-fourths of the entire membership of the Board at a meeting of the Board called and held for such purpose (after reasonable notice is provided to the Executive and the Executive is given an opportunity, together with counsel, to be heard before the Board) finding that, in the good faith opinion of the Board, the Executive is guilty of the conduct described in subparagraph (b) or (c) above, and specifying the particulars thereof in detail. Notwithstanding anything contained in this Agreement to the contrary, no failure to perform by the Executive after a Notice of Termination is given to the Company by the Executive shall constitute Cause for purposes of this Agreement.

          21.6. CHANGE OF CONTROL. A "Change of Control" shall mean the occurrence during the term of the Agreement of:

               (a) An acquisition (other than directly from Nine West Group Inc.) of any common stock of Nine West Group Inc. ("Common Stock") or other voting securities of Nine West Group Inc. entitled to vote generally for the election of directors (the "Voting Securities") by any "Person" (as the term person is used for purposes of Section 13(d) or 14(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act")), immediately after which such Person has "Beneficial Ownership" (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of thirty percent (30%) or more of the then outstanding shares of Common Stock or the combined voting power of Nine West Group Inc.'s then outstanding Voting Securities; PROVIDED, HOWEVER, in determining whether a Change of Control has occurred, Voting Securities which are acquired in a Non-Control Acquisition (as defined herein) shall not constitute an acquisition which would cause a Change of Control. A "Non-Control Acquisition" shall mean an acquisition by (i) an employee benefit plan (or a trust forming a part thereof) maintained by (A) Nine West Group Inc. or (B) any corporation or other Person of which a majority of its voting power or its voting equity securities or equity interest is owned, directly or indirectly, by Nine West Group Inc. (a "Subsidiary"), (ii) Nine West Group Inc. or its Subsidiaries, or (iii) any Person in connection with a Non-Control Transaction (as defined herein);

               (b) The individuals who, as of December 15, 1998, are members of the Board of Nine West Group Inc. (the "Incumbent Board"), cease for any reason to constitute at least a majority of the members of the Board; PROVIDED, HOWEVER, that if the election, or nomination for election by Nine West Group Inc.'s shareholders, of any new director was approved by a vote of at least two-thirds of the Incumbent Board, such new director shall, for purposes of this Agreement, be considered as a member of the Incumbent Board; PROVIDED FURTHER, HOWEVER, that no individual shall be considered a member of the Incumbent Board if such individual initially assumed office as a result of either an actual or threatened "Election Contest" (as described in Rule 14a-11 promulgated under the Exchange Act) or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board (a "Proxy Contest") including by reason of any agreement intended to avoid or settle any Election Contest or Proxy Contest; or

               (c)     The consummation of:

                    (1) A merger, consolidation, reorganization or other business combination with or into Nine West Group Inc. or in which securities of Nine West Group Inc. are issued, unless such merger, consolidation, reorganization or other business combination is a "Non-Control Transaction." A "Non-Control Transaction" shall mean a merger, consolidation, reorganization or other business combination with or into Nine West Group Inc. or in which securities of Nine West Group Inc. are issued where:

                         (A) the shareholders of Nine West Group Inc., immediately before such merger, consolidation, reorganization or other business combination own directly or indirectly immediately following such merger, consolidation, reorganization or other business combination, at least sixty percent (60%) of the combined voting power of the outstanding voting securities of the corporation resulting from such merger or consolidation, reorganization or other business combination (the "Surviving Corporation") in substantially the same proportion as their ownership of the Voting Securities immediately before such merger, consolidation, reorganization, or other business combination,

                         (B) the individuals who were members of the Incumbent Board immediately prior to the execution of the agreement providing for such merger, consolidation, reorganization or other business combination constitute at least two-thirds (2/3) of the members of the board of directors of the Surviving Corporation, or a corporation beneficially directly or indirectly owning a majority of the combined voting power of the outstanding voting securities of the Surviving Corporation, and

                         (C) no Person other than (i) Nine West Group Inc., (ii) any Subsidiary, (iii) any employee benefit plan (or any trust forming a part thereof) that, immediately prior to such merger, consolidation, reorganization or other business combination was maintained by Nine West Group Inc., the Surviving Corporation, or any Subsidiary, or (iv) any Person who, immediately prior to such merger, consolidation, reorganization or other business combination had Beneficial Ownership of thirty percent (30%) or more of the then outstanding Voting Securities or common stock of Nine West Group Inc., has Beneficial Ownership of thirty percent (30%) or more of the combined voting power of the Surviving Corporation's then outstanding voting securities or its common stock.

                    (2) A complete liquidation or dissolution of Nine West Group Inc.; or

                    (3) The sale or other disposition of all or substantially all of the assets of Nine West Group Inc. to any Person (other than (i) any such sale or disposition that results in at least fifty percent (50%) of Nine West Group Inc.'s assets being owned by a subsidiary or subsidiaries or
               (ii) a distribution to Nine West Group Inc.'s stockholders of the stock of a subsidiary or any other assets).

Notwithstanding the foregoing, a Change of Control shall not be deemed to occur solely because any Person (the "Subject Person") acquired Beneficial Ownership of more than the permitted amount of the then outstanding common stock or Voting Securities as a result of the acquisition of Common Stock or Voting Securities by Nine West Group Inc. which, by reducing the number of shares of Common Stock or Voting Securities then outstanding, increases the proportional number of shares Beneficially Owned by the Subject Person, provided that if a Change of Control would occur (but for the operation of this sentence) as a result of the acquisition of shares of Common Stock or Voting Securities by Nine West Group Inc., and after such share acquisition by Nine West Group Inc., the Subject Person becomes the Beneficial Owner of any additional shares of Common Stock or Voting Securities which increase the percentage of the then outstanding shares of Common Stock or Voting Securities Beneficially Owned by the Subject Person, then a Change of Control shall occur.

          21.7. COMPANY. For purposes of this Agreement, all references to the Company shall be deemed to include the Company and any Affiliate of the Company, and any respective Successors and Assigns.

          21.8. DISABILITY. For purposes of this Agreement, "Disability" shall mean a physical or mental infirmity which impairs the Executive's ability to substantially perform his duties with the Company for six (6) consecutive months and, within the time period set forth in a Notice of Termination given to the Executive (which time period shall not be less than thirty (30) days), the Executive shall not have returned to full-time performance of his duties; PROVIDED, HOWEVER, that if the Company's Long Term Disability Plan, or any successor plan (the "Disability Plan"), is then in effect, the Executive shall not be deemed disabled for purposes of this Agreement unless the Executive is also eligible for long-term disability benefits under the Disability Plan (or similar benefits in the event of a successor plan).

          21.9. GOOD REASON. (a) For purposes of this Agreement, "Good Reason" shall mean the occurrence after a Change of Control of any of the following events or conditions:

                    (1) a change in the Executive's responsibilities or job description (including reporting responsibilities) that represents a material adverse change from the Executive's responsibilities or job description as in effect immediately prior thereto;

                    (2) a reduction in the Executive's annual base salary below the Base Amount;

                    (3) the relocation of the offices of the Company at which the Executive is principally employed to a location more than fifty (50) miles from the location of such offices prior to the Change of Control, except required travel on the business of the Company to an extent substantially consistent with the Executive's business travel obligations at the time of the Change of Control;

                    (4) the failure by the Company to pay to the Executive any portion of the Executive's current compensation or to pay to the Executive any portion of an installment of deferred compensation under any deferred compensation program of the Company in which the Executive participated, within seven (7) days of the date such compensation is due;

                    (5) the failure by the Company to (A) continue in effect (without reduction in benefit level and/or reward opportunities which with respect to the Incentive Plan shall include a reduction in the potential bonus entitlement for comparable corporate performance by the Company and its subsidiaries) any material compensation or employee benefit plan in which the Executive was participating immediately prior to the Change of Control, unless a substitute or replacement plan has been implemented which provides substantially identical compensation or benefits to the Executive or (B) provide the Executive with compensation and benefits, in the aggregate, at least equal (in terms of benefit levels and/or reward opportunities) to those provided for under each other compensation, employee benefit or fringe benefit plan, program or practice in which the Executive was participating immediately prior to the Change of Control;

                    (6) the failure of the Company to obtain from its Successors or Assigns the express assumption and agreement required under
Section 17(a) hereof; or

                    (7) any purported termination of the Executive's employment by the Company which is not effected pursuant to a Notice of Termination satisfying the terms set forth in the definition of Notice of Termination (and, if applicable, the terms set forth in the definition of Cause).

               (b) Any event or condition described in Section 21.9(a)(1) through (7) which occurs prior to a Change of Control but which the Executive reasonably demonstrates (1) was at the request of a Third Party who effectuates a Change of Control or (2) otherwise arose in connection with, or in anticipation of a Change of Control which has been threatened or proposed and which actually occurs, shall constitute Good Reason for purposes of this Agreement notwithstanding that it occurred prior to a Change of Control, it being agreed that any such action taken following shareholder approval of a transaction which if consummated would constitute a Change of Control, shall be deemed to be in anticipation of a Change of Control provided such transaction is actually consummated.

          21.10. INCENTIVE PLAN. For purposes of this Agreement, "Incentive Plan" shall mean the Company's First Amended and Restated Bonus Plan or any successor annual incentive plan, maintained by the Company.

          21.11. NOTICE OF TERMINATION. For purposes of this Agreement, "Notice of Termination" shall mean a written notice of termination of the Executive's employment, signed by the Executive if to the Company or by a duly authorized officer of the Company if to the Executive, which indicates the specific termination provision in this Agreement, if any, relied upon and which sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive's employment under the provision so indicated. The failure by the Executive or the Company to set forth in the Notice of Termination any fact or circumstance which contributes to a showing of Good Reason, Disability or Cause shall not serve to waive any right of the Executive or the Company, respectively, hereunder or preclude the Executive or the Company, respectively, from asserting such fact or circumstance in enforcing the Executive's or the Company's rights hereunder.

          21.12. PRO RATA BONUS. For purposes of this Agreement, "Pro Rata Bonus" shall mean an amount equal to the Bonus Amount multiplied by a fraction the numerator of which is the number of days in the fiscal year in which the Executive's Termination Date occurs that have elapsed through the Termination Date and the denominator of which is 365.

          21.13. SUCCESSORS AND ASSIGNS. For purposes of this Agreement, "Successors and Assigns" shall mean, with respect to the Company, a corporation, individual, person or other entity acquiring all or substantially all the assets and business of the Company, as the case may be, whether by operation of law or otherwise.

          21.14. TERMINATION DATE. For purposes of this Agreement, "Termination Date" shall mean (a) in the case of the Executive's death, his date of death, (b) if the Executive's employment is terminated for Disability, thirty (30) days after Notice of Termination is given (provided that the Executive shall not have returned to the performance of his duties on a full-time basis during such thirty (30) day period) and (c) if the Executive's employment is terminated for any other reason, the date specified in the Notice of Termination (which, in the case of a termination for Cause shall not be less than thirty (30) days, and in the case of a termination for Good Reason following a Change of Control shall not be more than sixty (60) days, from the date such Notice of Termination is given); PROVIDED, HOWEVER, that if within thirty (30) days after any Notice of Termination is given the party receiving such Notice of Termination in good faith notifies the other party that a dispute exists concerning the basis for the termination, the Termination Date shall be the date on which the dispute is finally determined, either by mutual written agreement of the parties, or by the final judgment, order or decree of a court of competent jurisdiction (the time for appeal therefrom having expired and no appeal having been taken). Notwithstanding the pendency of any such dispute, the Company shall continue to pay the Executive his Base Amount and continue the Executive as a participant (at or above the level provided prior to the date of such dispute) in all compensation, incentive, bonus, pension, profit sharing, medical, hospitalization, prescription drug, dental, life insurance and disability benefit plans in which he was participating when the notice giving rise to the dispute was given, until the dispute is finally resolved (whether or not the dispute is resolved in favor of the Company); PROVIDED FURTHER, that if the dispute results in the payment by the Company to the Executive of the amounts contemplated under Section 10.2(b) hereof, the amount of such payments shall be reduced by any Base Amount paid to the Executive during the pendency of the dispute. Except as provided in the last proviso of the preceding sentence, notwithstanding the outcome of any dispute, the Executive shall not be obligated to repay to the Company any amounts paid or benefits provided pursuant to this sentence.

     22. SURVIVAL. The Executive's rights to receive payments under Sections 5 and 10.2 of this Agreement shall survive any termination of this Agreement and termination of the Change of Control Term that may occur during the pendency of a dispute as contemplated by Section 21.14.

     23. COUNTERPARTS. This Agreement may be executed in counterparts, each of which shall for all purposes be deemed an original, and all of which shall constitute the same instrument.




     IN WITNESS WHEREOF, the Company has caused this Agreement to be executed by its duly authorized officers and the Executive has executed this Agreement as of the day and year first above written.

                              NINE WEST GROUP INC.

                                  /s/Vincent Camuto
                                  -------------------------------
                                  By: Vincent Camuto
                                  Its: Chief Executive Officer



                                  ROBERT C. GALVIN

                                  /s/Robert C. Galvin
                                  -------------------------------

ATTEST

/s/Joel K. Bedol
----------------------------
By: Joel K. Bedol